EXHIBIT 99.1

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Contact: Robert S. Schneider
U.S.I. Holdings Corporation 415 263 2196 bob.schneider@usi.biz

U.S.I. Holdings Corporation Names Schneider

Executive Vice President and CFO

San Francisco, CA – March 6, 2003 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH) today announced that Robert S. Schneider has been appointed Executive Vice President and Chief Financial Officer. Mr. Schneider is currently USI’s Executive Vice President of Finance and Administration.

Mr. Schneider joined USI in November 2002 bringing to the company a broad background in insurance and finance. Prior to joining USI, Mr. Schneider served as Vice President Finance and Controller for Anthem Inc., where he was responsible for managing most financial functions as well as playing a key role in the financial and capital planning initiatives resulting in the company’s 2001 demutualization and $1.2 billion initial public offering. Mr. Schneider also served as Vice President Mergers & Acquisitions at Anthem.

After beginning his career in public accounting, Mr. Schneider held senior financial management positions with publicly traded insurance brokers Frank B. Hall & Co Inc. and Acordia Inc.

Edward J. Bowler, currently USI’s Senior Vice President and CFO, has been appointed as Senior Vice President, Corporate Development and will continue as a senior financial officer of USI. His responsibilities will expand to include supporting USI’s focus on operations and acquisitions. Mr. Schneider and Mr. Bowler will both serve as members of USI’s Executive Board.

“Following completion of our IPO on October 22, 2002, we have worked to establish a structure that leverages the strengths of our management team with our long-term goals and objectives,” stated David L. Eslick, USI’s Chairman, President, and CEO. Mr. Eslick continued, “These promotions align Bob’s strengths with financial management in a publicly held company and Ed’s strengths in operational financial management and mergers and acquisitions.”

This press release may contain certain statements relating to future results, which are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to small and mid-sized businesses throughout the United States. USI is headquartered in San Francisco and operates out of 58 offices in 20 states.